Exhibit 99.1

Gene Logic Reports Second Quarter 2004 Results

    GAITHERSBURG, Md.--(BUSINESS WIRE)--July 23, 2004--Gene Logic Inc. (Nasdaq: GLGC) today reported financial results for the second quarter and first 6 months of 2004.
    Revenue for the second quarter of 2004 decreased 4% to $18.6 million from $19.4 million in the second quarter of 2003 and reflects anticipated declines in both information services (down $0.4 million versus the prior year) and contract study services (down $0.4 million versus the prior year). These declines resulted from subscription conclusions partially offset by new and expanded subscriptions and slower than expected new study commencements.
    Year-to-date total revenue increased 21% to $38.8 million from $32.2 million for the prior year and reflects the contribution of 6 months of contract study services revenue and an increase in information services sales of 2.6% to $26.5 million.
    Operating expenses for the second quarter, not including cost of sales for the contract study services business, declined $1.2 million from $17.2 million to $18.4 million. The decrease is largely due to lower employee costs, as well as slightly lower database generation costs. 2004 year-to-date operating expenses, not including cost of sales for the contract study services business, were $36.7 million compared to $37.1 million in the prior year. Gross margins for contract study services were 5.6% for the second quarter of 2004 and 6.5% for the first half of 2004. Margins continue to be negatively impacted by continued investment in infrastructure and lower than expected sales.
    The net loss for the second quarter of 2004 was $4.4 million or $0.14 per share compared to $4.0 million or $0.13 per share for the second quarter last year. 2004 year-to-date net loss was $9.9 million or $0.32 per share compared to $9.8 million or $0.34 per share for the same period in 2003.
    As of June 30, 2004, Gene Logic had a backlog for contract study services of approximately $21.4 million, which comprises commitments under signed task orders (or other written firm commitments), excluding any amounts thereunder recognized as revenue.
    As of June 30, 2004, Gene Logic had approximately $101 million in cash, cash equivalents and marketable securities available-for-sale. This cash balance does not take into account deferred payments totaling $8.8 million from our Japanese customers during the quarter. These payments are expected to be collected in the third quarter.

    Second quarter highlights include:

    -- established Gene Logic Ltd., a U.K.-based subsidiary to focus on sales, marketing and customer support in Europe;

    --  renewed subscription agreement with Sankyo Co., Ltd.;

    -- provided to the U.S. Food and Drug Administration Center for Drug Evaluation and Research (CDER) a set of gene expression data derived from Gene Logic's ToxExpress database as part of the Company's ongoing agreement to assist CDER in identifying benchmark genes against which to evaluate genomic data quality; and

    -- entered into a seven-year contract study services agreement with the National Cancer Institute.

    Conference Call and Webcast

    Gene Logic will host a conference call and webcast to discuss these results on Friday, July 23 at 9:00 am EDT.


Conference Call Details:
------------------------
Dial-In:                800/901-5231 Domestic
                        617/786-2961 International

Replay Dial-In:         888/286-8010 Domestic
                        617/801-6888 International
                        Passcode: 46018819

Webcast: Please go to www.genelogic.com, Investors, within 15 minutes prior to the call and select the webcast link.

    The conference call replay will be available until 5:00 p.m. EDT on Friday, August 6, 2004. The webcast will be archived on Gene
Logic's website for 90 days.

    Gene Logic Overview

    Gene Logic's mission is to be the most innovative drug development partner for pharmaceutical and biotechnology companies. Gene Logic puts its technologies, talent and methodologies to work on behalf of its partners to enable them to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process.

    Safe Harbor Statement

    This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Annual Report on Form 10-K for the year ended December 31, 2003. Gene Logic is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
    No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company's results may be affected by: the extent of utilization of genomic information by the pharmaceutical and biotechnology industry in research and product development; our ability to retain existing and obtain additional customers in a timely manner; capital markets and other economic conditions adversely affecting the purchasing patterns of pharmaceutical and biotechnology companies; risks relating to the development of genomic information services and their use by existing and potential customers and ultimate consumers; our reliance on sole source suppliers; our ability to limit our losses and become profitable; our ability to timely supply customers with additional data as required under our information services contracts; our ability to continue to successfully manage growth of Gene Logic Labs' operations, including achieving optimal use of facilities and facility capacity and adequate quality of studies; our ability to comply with regulatory requirements applicable to each of our two business segments; the potentially depressive effect of sales of Gene Logic stock issued to the former TherImmune shareholders in the merger; our ability to retain key employees; our continued access to necessary human and animal tissue samples; the impact of technological advances and competition; our ability to enforce our intellectual property rights and the impact of intellectual property rights of others; outsourcing trends in the pharmaceutical and biotechnology industries; competition within the drug development services outsourcing industry; levels of industry research and development spending; our ability to limit losses from certain fixed price contracts for study services; our ability to provide our contract study services in a timely, efficient, effective manner; rapid technological advances that make our drug discovery and development services less competitive. Note:
Gene Logic, GeneExpress, ToxExpress and the Gene Logic logo are registered trademarks used by Gene Logic Inc.


                           GENE LOGIC INC.
                       Statements of Operations
               (In thousands, except per share amounts)
                             (Unaudited)

                                Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                               ------------------- -------------------
                                  2004     2003      2004      2003
                               --------- --------- --------- ---------
Revenue:
  Information services          $12,663   $13,089   $26,473   $25,813
  Contract study services         5,959     6,343    12,370     6,343
                               --------- --------- --------- ---------
Total revenue                    18,622    19,432    38,843    32,156

Expenses:
  Cost of contract study
   services                       5,623     5,056    11,569     5,056
  Database production            10,990    12,068    23,645    25,679
  Research and development          357       463       719     1,060
  Selling, general and
   administrative                 5,863     5,912    12,329    10,365
                               --------- --------- --------- ---------
Total expenses                   22,833    23,499    48,262    42,160
                               --------- --------- --------- ---------

Loss from operations             (4,211)   (4,067)   (9,419)  (10,004)

Interest (income), net             (308)     (651)     (618)   (1,313)
                               --------- --------- --------- ---------
Net loss before income tax
 expense                         (3,903)   (3,416)   (8,801)   (8,691)

Income tax expense                  489       554     1,101     1,080
                               --------- --------- --------- ---------

Net loss                        $(4,392)  $(3,970)  $(9,902)  $(9,771)
                               ========= ========= ========= =========

Amounts per share, basic and diluted:
Net loss per share, basic and
 diluted                        $ (0.14)  $ (0.13)  $ (0.32)  $ (0.34)
                               ========= ========= ========= =========
Shares used in computing basic
 and diluted net loss per share  31,449    31,059    31,358    29,093
                               ========= ========= ========= =========



                           GENE LOGIC INC.
                Consolidated Condensed Balance Sheets
                            (In thousands)

                                              June 30,    December 31,
                                                2004         2003
                                            ------------  ------------
                                             (unaudited)
                                ASSETS
Current assets:
  Cash and cash equivalents                  $   41,030    $   48,718
  Marketable securities available-for-sale       60,063        63,105
  Accounts receivable, net                       13,692         8,484
  Unbilled services                               4,918         4,745
  Inventory, net                                  3,008         4,980
  Prepaid expenses                                2,152         1,966
  Other current assets                            1,526         1,480
                                            ------------  ------------
      Total current assets                      126,389       133,478
Property and equipment, net                      23,002        23,911
Long-term investments                             4,239         4,239
Goodwill                                         45,707        45,707
Intangibles and other assets, net                16,463        20,031
                                            ------------  ------------
      Total assets                           $  215,800    $  227,366
                                            ============  ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                           $    6,948    $    6,676
  Accrued expenses                                6,623         6,541
  Current portion of capital lease
   obligations                                      130           124
  Current portion of long-term debt                 493           492
  Deferred revenue                                6,304         8,630
                                            ------------  ------------
      Total current liabilities                  20,498        22,463
Deferred revenue                                  1,596         2,346
Capital lease obligations, net of current
 portion                                            274           340
Long-term debt, net of current portion              196           218
Other noncurrent liabilities                      2,519         2,410
                                            ------------  ------------
      Total liabilities                          25,083        27,777
                                            ------------  ------------
Stockholders' equity:
  Common stock                                      315           311
  Additional paid-in capital                    384,592       383,377
  Accumulated other comprehensive income           (142)           47
  Accumulated deficit                          (194,048)     (184,146)
                                            ------------  ------------
      Total stockholders' equity                190,717       199,589
                                            ------------  ------------
      Total liabilities and stockholders'
       equity                                $  215,800    $  227,366
                                            ============  ============

    CONTACT: Gene Logic Inc.
             Investors/Media
             Robert G. Burrows, 301-987-1824
             rburrows@genelogic.com
              or
             Investors
             Philip L. Rohrer, Jr., 301-987-1700
             prohrer@genelogic.com